                                                                    EXHIBIT 10.7

April 1, 1998



     AGREEMENT TO PRODUCE "COMDEX/ JAPAN," "NETWORLD+INTEROP JAPAN," "WINDOWS
NT INTRANET SOLUTIONS TOKYO," "SEYBOLD SEMINARS TOKYO," "OBJECT WORLD JAPAN" AND "NEW BUSINESS" EVENTS IN JAPAN.


     This agreement dated 1st day of April 1998 is between ZD COMDEX and
Forums, Inc., a subsidiary of ZD Inc. (herein referred as `ZDCF'), owners and producers of COMDEX, NetWorld + Interop, Windows NT Intranet Solutions, Seybold Seminars and Object World events, worldwide and SOFTBANK FORUMS KK, A SUBSIDIARY OF SOFTBANK CORP, A JAPANESE CORPORATION, (herein referred to as ("Forums"), owners and producers of trade shows in Japan. This agreement is intended to govern the ownership and production of a series of annual trade exhibitions and seminars in Japan known as: "COMDEX/ Japan," "NetWorld + Interop Japan,"
                              -------------------------------------------
"Windows NT Intranet Solutions Tokyo," "Seybold Seminars Tokyo," "Object World
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Japan" and other "New Business" events still to be determined (hereinafter the
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"Events").  Pursuant to this agreement, Forums will own the Events in Japan and
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will be responsible for the overall production and management of the Events.
ZDCF agrees to give a limited license to Forums to use the trademarks:
"COMDEX," "NetWorld + Interop", "Windows NT Intranet Solutions," "Seybold Seminars" and "Object World" solely for the purpose of organizing the above events in Japan, in accordance with the "Trademark License Agreement" attached hereto and incorporated herein. Additionally, ZDCF will provide technical assistance and know-how to the events all as more fully set forth on the attached Technical Assistance Agreement and incorporated herein. ZDCF will also provide invoicing, collection and administrative services to FORUMS, related to servicing exhibitors based outside Japan, interested in exhibiting at COMDEX/Japan, NetWorld + Interop Japan, Windows NT Intranet Solutions Tokyo, Seybold Seminars Tokyo ,Object World Japan and still to be determined "New Business" events, all as more fully set forth on the attached Accounting and Administrative Services Agreement and incorporated herein.

     Whereas, heretofore, ZDCF was a wholly-owned subsidiary of SOFTBANK Corp, and ZDCF owned and managed the Events in Japan; and

     Whereas, Softbank Corp has elected to reorganize certain of its subsidiary entities the end result of which will be that ZDCF will no longer be a wholly-owned subsidiary of SOFTBANK Corp; and

     Whereas, such reorganization requires that a new business arrangement be established between ZDCF and Softbank Corp to control the ownership and production of the Events in Japan to assure a fair and reasonable division of the historic profits of the Events; and

     Whereas, this agreement is intended to supercede all prior agreements between the parties (or any predecessor entity of either party) and most specifically, the agreement dated March 31, 1997 entitled "Agreement to Produce COMDEX /Japan";

     Now, therefore, it is agreed as follows:
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1.  OWNERSHIP OF THE EVENTS

    It is agreed between ZDCF and SOFTBANK CORP that the Events in Japan will be owned by Forums. Accordingly, Forums undertakes to exert its best effort to organize, plan, promote, and manage all aspects of the Events, except those specifically reserved to ZDCF pursuant to the attached agreements. Specifically, Forums will be responsible for all promotion, marketing, sales, conference activities, operations, publications, administration, accounting, public relations and all other Event related activities. All profits and losses from the Events shall be for Forums account, and all payments due ZDCF by Forums shall be paid in accordance with the specific provisions of paragraph 3 hereof and the relevant paragraphs of the attached agreements.

2.   RESPONSIBILITIES OF ZDCF

     a. ZDCF shall provide technical assistance (all as more fully set forth in the attached Technical Assistance Agreement) to Forums to facilitate their production and operation of the Events. Such assistance other than during a specific event shall be performed at the ZDCF offices in the United States, as ZDCF will have no permanent presence in Japan.

     b. ZDCF will act as a sales agent for Forums outside of Japan selling exhibit space and related products (all as more fully set forth in the attached Accounting and Administrative Services Agreement) for all the Events. ZDCF will utilize its existing worldwide network of general sales agents to sell outside of the United States and Canada (except Japan which will be the sales territory of Forums).

     c. ZDCF will license to Forums the trademarks/service marks used in connection with the Events, to wit, "COMDEX," "Networld + Interop," "Seybold Seminars," "Object World" and such other marks as may be owned or controlled by ZDCF and required for the effective promotion of the Events (all as more fully set forth on the attached Trademark License Agreement).

3.   FINANCIAL TERMS

     a. All working capital necessary for the efficient operation of the Events shall be provided by Forums.

     b. As the owner of the events, Forums shall retain all profits and be responsible for all losses from the Events.

     c. ZDCF shall be compensated for its services to the Events as provided in the several agreements attached, provided, however, that, notwithstanding anything to the contrary set forth in the technical Assistance Agreement, the Accounting and Administrative Services Agreement and Trademark License Agreement, each between ZDCF and Forums and dated of even date herewith, in no event, shall the fees paid ZDCF pursuant to such agreements exceed, in gross, a sum greater than 50% of the net (pre-tax) profits earned by Forums from the Events on an annual basis. The fiscal year for the combination of Events shall end on December 31.

     d. ZDCF and Forums shall be responsible for their respective taxes on their profits or fees, as the case may be.

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

     e. If the Events show a loss for the fiscal year, then such loss shall be borne solely by Forums.

4.  BUDGETS

    Within the sixty(60) day period next following the execution of this Agreement, ZDCF and Forums shall jointly develop budgets of income and expenses for the Events to be held in 1998. In addition to the Events budgets, Forums shall submit a proposed overhead budget for calendar year 1998 and submit same to ZDCF for its reasonable approval. With respect to all subsequent events, Forums shall, within the sixty (60) day period next following the conclusion of each event, prepare a proposed budget of income and expenses for the next year's event and submit same to ZDCF for its reasonable approval. Once approved, the 1998 or subsequent year's budgets will become the operating budget and business plan for each of the Events, subject to revisions and amendments from time to time, as proposed by Forums and reasonably approved by ZDCF. Forums will maintain one or more separate bank accounts in the name of Forums or each of the Events into which all event revenues will be deposited and from which all event expenses will be paid. Forums will maintain complete and accurate books of account for all Event-related activities. Such books of account will be open for the reasonable inspection of ZDCF or its agent from time to time and at reasonable times.

5.  DURATION

    This Agreement shall have an indefinite term provided, however, that either ZDCF or Forums shall be able to terminate this Agreement by notice in writing to the other for the following reasons and on the following conditions;

     a. at any time if the other party has committed a material breach of the terms of this Agreement which remains unremedied 30 days after service of notice from the first party drawing attention to the breach and requiring it to be remedied:

     b. with respect to any single Event, such Event may be canceled or postponed upon the mutual agreement of ZDCF and Forums;

     c. in the event that either party goes into receivership or liquidation (or analogous corporate procedure).

     d. at any time with the mutual agreement of both ZDCF and Forums.


6.  CONSEQUENCES OF TERMINATION

    Where the Agreement has been lawfully terminated pursuant to paragraph 5 (a)
    (b) (c) hereof, then the party in breach or the party in financial distress shall:

          (i) be precluded from producing or marketing a trade show or conference in Japan using ZDCF trademarks or service marks or from licensing such marks to enable third parties.

     Where the Agreement has been terminated by mutual agreement of the parties, then Forums shall be able to own, produce or manage trade shows or conferences in Japan thereafter, but Forums shall not be permitted to utilize the ZDCF trademarks or service marks to promote such events.

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

7.  RELATIONSHIP OF THE PARTIES

    This agreement is solely a production and management contract and nothing contained herein is intended to constitute or create a general partnership, joint-venture, or general agency between the parties. Neither party has any power or authority to act in the name of or on behalf of the other party, nor to incur any liability or obligation binding upon the other party, except as expressly provided in this Agreement. The employees of each party remain the employees solely of such party, subject to the sole and exclusive direction and control of their respective employer.

8.  INDEMNIFICAITON

    Each of the parties hereto (the "indemnifying party") hereby covenants to indemnify and hold harmless the other (the "indemnified party ") against all losses, liabilities, costs and expenses, including, without limitation, legal fees and disbursements, incurred by the indemnified party that may result from the negligence or misconduct of, or breach of this Agreement by the indemnifying party.

9.  NOTICES

        Any notices sent hereunder shall be in writing to the parties hereto at the following addresses:

        If to ZD COMDEX & FORUMS INC:

        ZD COMDEX & FORUMS Inc.
        300 First Avenue
        Needham, MA 02194
        Attention: Charles D Forman, Chief Legal Officer


        IF TO SOFTBANK FORUMS KK:

        SOFTBANK Forums KK
        24-1 Nihonbashi-Hakozakicho Chuo-ku
        Tokyo, 103 Japan
        Attention:  Hiroyuki Sugano, Vice President

10. GOVERNING LAWS

    This agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

11. SUCCESSORS AND ASSIGNS

    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of ZD COMDEX & FORUMS Inc. and SOFTBANK Forums KK, but may not be assigned by either party without the written consent of the other except to SOFTBANK Corp. and its affiliates.

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

     IN WITNESS WHEREOF, ZDCF and Forums have caused this Agreement to be executed by their respective duly authorized representatives in the manner legally binding upon them as of the date first above written.

WITNESS:                                    ZD COMDEX & FORUMS INC.



---------------------------                 ---------------------------
Christopher Nazar,                          By:  Charles D. Forman,
International Controller                    Chief Legal Officer



                                            SOFTBANK Forums KK


---------------------------                 ----------------------------
Masakuni Takada, Controller                 By:  Hiroyuki Sugano, Vice President



ATTACHMENTS:

(1)  Technical Assistance Agreement;
(2)  Accounting and Administrative Services Agreement;
(3)  Trademark License Agreement

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